EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Stillwater Mining Company
We consent to incorporation by reference in the registration statement (No. 333-129953) on Form S-8 of Stillwater Mining Company of our report dated June 27, 2007, with respect to the statement of net assets available for benefits of the Stillwater Mining Company 401(k) Plan as of December 31, 2006, the related statement of changes in net assets available for benefits for the year then ended, the supplemental schedules of delinquent participant contributions for the year ended December 31, 2006 and assets (held at end of year) as of December 31, 2006, and the adjustment necessary to restate the statement of net assets available for benefits as of December 31, 2005, in connection with the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1, which report appears in the December 31, 2006 annual report on Form 11-K of the Stillwater Mining Company 401(k) Plan.
/s/ Tanner LC
Salt Lake City, Utah
June 27, 2007